U.S.SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549


                               FORM 8-K


                           CURRENT REPORT

 Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

                    Date of Event Reported: 10/31/97


                      MIDCOAST ENERGY RESOURCES, INC.
          (Exact name of registrant as specified in its charter)

           Nevada              0-8898              76-0378638
         (State or other     Commission          (I.R.S. Employer
         jurisdiction of     File Number          Identification No.)
         incorporation)


         Suite 2950,  1100 Louisiana Street,  Houston, Texas    77002
              (address of principal executive offices)       (Zip Code)


        Registrant's telephone number, including area code: 713/650-8900



                         MIDCOAST ENERGY RESOURCES, INC.



Item 2.   Acquisition of Assets.



  On October 31, 1997, Midcoast Energy Resources Inc. completed its acquisition through merger of Republic Gas Partners L.L.C. ("Republic"), which owns Mid Louisiana Gas Company ("MIDLA"), Mid Louisiana Gas Transportation Company ("MLTC") and Mid Louisiana Marketing Company ("MLMC"). Under the terms of the merger agreement, the Republic partners will receive $3,210,000 cash, 350,000 shares of Midcoast common stock, warrants for 100,000 common shares and an additional 25,000 warrants issued subject to certain contingencies. Midcoast also repaid approximately $19.1 million in Republic bank debt. The acquisition was made pursuant to the Agreement and Plan of Merger dated October 2, 1997.

  MIDLA owns a 386 mile 22" interstate gas pipeline which runs from the Monroe gas field in northern Louisiana, southward through Mississippi to Baton Rouge, Louisiana. The system includes two compressor stations with a total of 5,875 horsepower, and has a throughput capacity of 200 Mmcf/day. MIDLA serves a number of large industrial markets and municipalities including Entergy Gulf States, Inc., the local distribution company for Baton Rouge; Mississippi Valley Gas Company, the local distribution company for Natchez, Mississippi and several surrounding communities; International Paper's facility near Natchez and Exxon's Baton Rouge Complex. In addition, MIDLA has an agreement to expand its natural gas service in the Baton Rouge area to serve a new cogeneration facility. The agreement calls for MIDLA to transport a minimum of 50,000 Mcf/Day and will require an approximate $10.0 million expansion for a high pressure pipeline. The pipeline is expected to be completed no later than the fourth quarter of 1998. MIDLA also owns four offshore gathering systems. MLTC is an intrastate pipeline company which owns two onshore pipelines which serve two industrial plants. MLMC is a natural gas marketing company which provides gas supply, transportation, storage and related services primarily for customers on the MIDLA and MLTC systems.

  The acquisition was partially funded with $21.8 million of additional borrowings under the Company's credit agreement with Bank One, Texas N.A. ("Bank One") Concurrent with the acquisition, new amendments to the credit agreement were entered into which increased the Company's borrowing availability from $46.5 million to $80.0 million. The amendments also eliminated principal reduction requirements,lowered the interest rate on borrowings, and extended the maturity one year to August 22, 2000.

  Of the $80.0 million in borrowing availability, Bank One has committed to lending, in the aggregate, up to $60.0 million. If required, the additional $20.0 million may be obtained using a bank syndication. The revised credit agreement provides borrowing availability as follows: (i) a $15.0 million LC Line of Credit Facility, of which $3.0 million can be used for working capital needs and $12.0 million of which is available for issuance of letters of credit, (ii) a $60.0 million Revolver which expires in August 2000 and (iii) a $5.0 million MIT Revolver expiring August 2000.

  When borrowings under the amended credit agreement are less than 50% of the $80.0 million borrowing base, at the Company's option, interest will accrue at the London Interbank Offering Rate ("LIBOR") plus 1.5% per annum or the Bank One base rate. When borrowings are greater than 50% of available credit, an additional .25% will be added to the above rates. These rates reflect a 1% reduction in the LIBOR option and a .25% reduction in the Bank One base rate option, which became effective September 2, 1997. All other terms and conditions of the credit agreement remain substantially the same.

Item 7.   Financial Statements and Exhibits.


     a)   Financial Statements of Business Acquired


          Republic Gas Partners, L.L.C.


             Statement of Operations for the nine and twelve months ended September 30, 1997 and December 31, 1996, respectively. **

             Balance Sheet at September 30, 1997 and December 31, 1996. **


      b)  Pro Forma Financial Information

            Midcoast Energy Resources, Inc.Pro forma balance sheet as of September 30, 1997. **

            Midcoast Energy Resources, Inc.Pro forma Statements of
            Operations for the nine and twelve months ended September 30, 1997 and for the year ended December 31, 1996.**


       c)  Exhibits



2.2 Agreement and plan of Merger dated October 2, 1997 by and between Republic Gas Partners, L.L.C. and Midcoast Energy resources, Inc.


10.11 Second Amendment to Credit Agreement dated October 31, 1997, by and between Bank One, Texas N.A. and Midcoast Energy Resources, Inc.; MagnoliaPipeline Corporation; H&W Pipeline Corporation; Magnolia Resources, Inc.;Magnolia Gathering, Inc.; Midcoast Holdings No. One, Inc.; Midcoast Gas Pipeline, Inc.; Nugget Drilling Corporation; Midcoast Marketing, Inc.; Alatenn Energy Marketing Company; Tennessee River Intrastate Gas Co.; Mid Louisiana Gas Company; Mid Louisiana Marketing Company; Mid Louisiana Gas Transmission Company; and Midla Energy Services Company.


10.12 First Amendment to Credit Agreement dated October 31, 1997, by and between Bank One, Texas N.A. and Midcoast Interstate Transmission, Inc., f/k/a Alabama Tennessee Natural Gas Company.


      ** To be filed by amendment within 60 days of this filing.


SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.


                      MIDCOAST ENERGY RESOURCES, INC.



Date: November 13, 1997        By: /s/Richard A. Robert
                                  Treasurer
                                  Principal Financial Officer
                                  Principal Accounting Officer
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